FIRST AMMENDMENT (FEBRUARY 8, 2019)

AGREEMENT FOR CONSULTING SERVICES

This Agreement for Consulting Services (this " Agreement" ) is made by and between CleanSpark, Inc., a Nevada corporation (the "Company'') and ZRB Holdings , LLC, a Nevada limited liability company (the "Consultant" ) effective as of February 8, 2019.

1.       SERVICES. The Consultant shall provide to the Company consulting services referred to in Exhibit A oras otherwise agreed by the parties in writing in accordance with the terms and conditions contained in this Agreement (the "Services").

2.       TERM. The Services provided by the Consultant to the Company shall be performed for the term set forth in Exhibit B (the "Consulting Period" ). The Consultant shall coordinate the Consultant's work efforts and report progress regularly to the Company contacts set forth in Exhibit C. The Consultant's contact person is also identified in Exhibit C.

3.       PAYMENT FOR SERVICE RENDERED. For providing the Services as referred herein, the Company shall compensate the Consultant as set forth in Exhibit D.

4.       CONSULTANT'S WARRANTIES. The Consultant hereby warrants that as of the effective date of this Agreement, no other person has rights to Consultant' s Services in the specific areas described herein and that the Consultant is in no way compromising any rights or trust relationships between any other party and the Consultant, or creating a conflict of interest or any possibility thereof for the Consultant or, to the Cons ultant' s knowledge , for the Company. The Consultant further warrants that the Consultant is entitled to enter into this Agreement and make the covenants made herein.

5.       NATURE OF RELATIONSHIP. The Consultant shall be an independent contractor, and not an employee of Company, within the meaning of all federal, state and local laws and regulations governing employment insurance , workers' compensation, industrial accident, labor and taxes. The Company shall not be Liable for employment or withholding taxes respecting the Consultant. The Consultant shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan operated by the Company or its subsidiaries or affiliates for the benefit of their employees, including, without limitation, (i) any pension or profit-sharing plans or (ii) any plans, coverages or benefits providing worker ' s compensation, medical, dental, disability or life insurance protection. The Consultant agrees and acknowledges that the Consultant is not authorized to enter into any contract or assume any obligation on behalf of the Company without the prior written consent of the Company. All of the acknowledgements and restrictions set forth in this Section 5 shall equally apply to anyone the Consultant has engaged to perform any portion of the Services.

6.       PROHIBITED SERVICES. The Services to be rendered by the Consultant to the Company shall under no circumstances include, directly or indirectly, the following: (i) any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities required the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934.

7.	CONFIDENTIALITY COVENANTS.

a.         Acknowledgments by the Consultant. The Consultant acknowledges that (a) during the Consulting Period and as a part of this Agreement, the Consultant will be afforded access to Confidential Information (as defined below); (b) public disclosure of such Confidential Information contrary to the provisions of this Section 7 could have an adverse effect on the Company and its business; (c) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.

b.        Agreements of the Consultant. In consideration of the compensation and benefits to be paid or provided to the Consultant by the Company under this Agreement, the Consultant covenants as follows:

i.     Confidentiality. During and following the Consulting Period for a period of three years, the Consultant will hold in confidence the Confidential Information and will not disclose it to any person other than Consultant's employees, subcontractors , and agents (and then, subject to confidentiality provisions at least as protective of the Confidential information as provided herein), except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement or as required by law.

a)       Any trade secrets of the Company will be entitled to all of the protections and benefits under Nevada statutes and common law and any other applicable law . If any Information that the Company deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such Information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Consultant hereby waives any requirement that the Company submit proof of the economic value of any trade secret post a bond or other security.

b)      None of the foregoing obligations and restrictions applies to any part of the Confidential information that the Consultant demonstrates was or became generally available to the public other than as a result of a disclosure by the Consultant or becomes available to the Consultant on a nonconfidential basis from a third party that is not bound by a similar duty of confidentiality .

c)       The Consultant recognizes that, as between the Company and the Consultant, all of the Proprietary items (defined below), whether or not developed by the Consultant , are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Consulting Period , the Consultant will rectum to the Company all of the Proprietary items in the Consultant's possession or subject to the Consultant's control, and the Consultant shall not retain any copies , abstracts, sketches, or other physical embodiment of any of the Proprietary items.

c.        Disputes or Controversies. The Consultant recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. Ali plea dings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Company, the Consultant, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing .

d.	Definitions.

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1. For the purposes of this Agreement, "Confidential Information " shall mean any and all:

a)       trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae , compositions, processes, designs, sketches, photographs , graphs, drawings , samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, non-public financial or business information , price lists, market studies, business plans , computer software and programs (including object code and source code), computer software and database technologies , systems, structures, and architectures and related formulae, compositions, processes, improvements, devices, know-how , inventions, discoveries, concepts, ideas, designs, methods and information , and any other information, however documented ;

b)      information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plan s, the names and backgrounds of key personnel, personnel training and techniques and materials , however documented; and

c)       notes, analysis , compilations, studies, summaries , and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

ii. For the purposes of this Agreement, " Proprietary Items" means any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form, containing the Company ' s Confidential Information.

8.       NON-SOLICITATION OF CLIENTS. It is understood that Consultant will have Confidential Information and Proprietary Items in Consult ant' s possession, as referred to in this Agreement. Use of such Confidential information and Proprietary items will provide Consultant with an unfair advantage over the Company, as compared to a normally competitive situation. Consultant agrees that if Consultant solicits business from the Company' s clients and prospective client, Consultant will of necessity use such Confidential information and Proprietary Items, and such solicitation would be unfair. In recognition of this, Consultant agrees that upon termination or expiration of this Agreement and for a period of two (2) years thereafter, Consultant, will not engage in the conduct described below:

a.        Within the products and services offered by the Company, Consultant shall not solicit any clients of the Company (i.e., clients where at least a project has been conducted in the last two (2) years), and shall not attempt to take away any business of the Company that is either under way or about to begin at the termination or expiration of this Agreement.

b.        Within the products and services offered by the Company, Consultant shall not interfere or compete in any way with any Company proposal or other efforts that is already in progress (that is, a proposal sent to or being then currently developed for a specific existing or prospective client or clients, or contemplated to be submitted to a specific existing or prospective client or clients by the Company) within two (2) year of the termination or expiration of this Agreement.

9.       NON-SOLICITATION OF EMPLOYEES/CONSULTANTS. Consultant agrees that Consultant will not, either during the Consulting Period or at any time thereafter, hire nor attempt to

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solicit or influence any of the Company' s employees or consultants to: (i) become employees or consultants of, or render services to, any other employer or business; (ii) engage in any activity, business or undertaking not sponsored by the Company; or (iii) engage in any activity contrary to or conflicting with the interests of the Company, while the employee or consultant is employed at or retained by the Company.

10. BINDING EFFECT. This Agreement shall extend to, shall inure to the benefit of and shall be binding upon all the parties hereto and upon all of their respective heirs, successors and representatives.

11.    ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the attached exhibits and any agreements incorporated by reference, contains the entire agreement among the parties hereto with respect to the matters contemplated hereby and supersedes all prior agreements and undertakings between the parties with respect to such matters. This Agreement may not be amended, modified or terminated in whole or in part, except in writing, executed by each of the parties hereto.

12.    INDEMNIFICATION. Consultant hereby agrees to hold harmless and indemnify Company from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by Company as a result of Consultant's breach of any covenant or agreement made herein. Similarly, the Company hereby agrees to hold harmless and indemnify Consultant from and against any and all loss, damage, expense, and cost (including reasonable attorneys' fees incurred in connection with the same) incurred by Consultant as a result of Company's breach of any covenant or agreement made herein.

13.    SPECIFIC PERFORMANCE. The Consultant acknowledges that any violation of the restrictive covenants or confidentiality provisions in this agreement would result in damages to the Company that are imminent and irrevocable in nature and are further difficult to measure in terms of monetary damages. It is acknowledged and agreed by Consultant that any breach of these provisions shall constitute irreparable injury to the Company and Consultant consents to the entry of a temporary, preliminary and permanent injunction without need of a bond to prevent any such injury to the Company.

14.   SEVERABILITY. Should any part of any provision of this Agreement be declared invalid by a court of competent jurisdiction, such decision or determination shall not affect the validity of any remaining portion of such provision or any other provision and the remainder of the Agreement shall remain in full force and effect and shall be construed in all respects as if such invalid or unenforceable provision or portion thereof were not contained herein. In the event of a declaration of invalidity, the provision or portion thereof declared invalid shall not necessarily be invalidated in its entirety, but shall be observed and performed by the parties to the Agreement to the extent such provision is valid and enforceable.

15.    SECTION HEADINGS. The section headings contained herein are for convenience of reference only and shall not be considered any part of the terms of this Agreement.

16.    CHOICE OF LAW AND FORUM. This Agreement shall be interpreted and performed in accordance with the laws of the State of Nevada, and the parties agree, notwithstanding the principles of conflicts of law, that the internal laws of the State of Nevada shall govern and control the validity, interpretation, performance, and enforcement of this Agreement. Venue for any action under this Agreement shall rest in the Courts of Clark County in the State of Nevada.

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17.   COUNTERPARTS; FACSIMILE AND ELECTRONIC SIGNATURES. The parties may sign this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of a signed counterpart signature page by facsimile or electronically is as effective as signing and delivering this Agreement in the presence of the other parties to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. In proving this Agreement, a party must produce or account only for the signed counterpart of the party to be charged

18.    NOTICE. Each party giving or making any notice, request, demand, or other communication (each, a "Notice") pursuant to this Agreement must give the Notice in writing and use one of the following methods of delivery, each of which, for purposes of this Agreement, is a writing: personal delivery, Registered Mail or Certified Mail (in each case, return receipt requested and postage prepaid), nationally-recognized Overnight courier (with all fees prepaid), facsimile, or PDF (portable document format) attached to an email. Any party giving a Notice must address the Notice to the appropriate person at the receiving party (the "Addressee") at the address stated below the parties ' signatures or to another Addressee or another address as designated by a party in a Notice given to the other parties pursuant to this section. Except as may be expressly stated otherwise in this Agreement, a Notice is effective only if the party giving the Notice has complied with this section and the Addressee has received the Notice . A Notice is deemed received as follows: (a) if a Notice is delivered in person, sent by Registered or Certified Mail, or sent by nationally-recognized overnight courier, upon receipt as indicated by the date on the receipt; (b) if a Notice is sent by facsimile, upon receipt by the party giving the Notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the Addressee's facsimile number; and (c) if a Notice is sent as a PDF attachment to an email, upon proof the email was sent. If the Addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no or improper Notice was given, then the Notice is deemed delivered and received by the Addressee upon the rejection, refusal, or inability to deliver. If a Notice is received after 5:00 p.m. on a business day where the Addressee is located, or on a <lay that is not a business day where the Addressee is located, then the Notice is deemed received at 9:00 a.m. on the next business day where the Addressee is located.

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IN WITNESS WHEREOF, the parties have caused this instrument to be executed in their respective corporate name by their duly authorized officers or managers, as of the day and year first above written.

CONSULTANT:

ZRB Holdings, Inc.

/s/Zachary K. Bradford_____

Name: Zachary Bradford

Title: Manager

Address: 1560 Mustang Drive

Henderson, NV 89002 Phone:702-351-2209

Email: zach@consultbc.com

COMPANY:

CleanSpark, Inc.

/s/S. Matthew Schultz_____

Name: S. Matthew Schultz Position: CEO

Address: 70 North Main St. Ste. 105,

Bountiful Utah 84010

Phone: 801-244-4405

Email: matt@cleanspark.com

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Exhibit A

DESCRIPTION OF SERVICES

Consultant shall assist the Company with the following:

Fulfill the role of the Chief Financial Officer, acting as the key point of contact between our organization and clients: answering queries, offering advice and introducing new service and product offerings.

These services include but are not limited to:

•	Managing projects and associated staff
•	Oversight of employee development and new hire process
•	Demonstrating and presenting products
•	Establishing new business
•	Attending trade exhibitions, conferences and meetings
•	Reviewing sales performance
•	Negotiating contracts and packages in concert with the CFO, CEO and SVP.
•	Aiming to achieve monthly and annual targets.
•	Travel as needed to meet with clients and prospective clients
•	Other activities as many be required by the position

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Exhibit B

CONSULTING PERIOD

The Consulting Period will continue for a period of one (1) year from the date of this Agreement and shall renew for successive one (1) year periods thereafter; provided however, that either party may terminate the relationship at any time upon 30 days written notice to the other party. In the event of expiration or termination of this Agreement, Consultant ' s applicable compensation earned to date under Exhibit D to this Agreement will be payable in full. The Company will make such payment of compensation no later than seven (7) days from expiration or termination, or sooner, if required by law. Notwithstanding anything to the contrary, in no event will Consultant be entitled to payment of compensation for any project commencing outside of the Consulting Period unless it was fully earned under the provisions of Exhibit D

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Exhibit C

CONTACT PERSONS

Consultant reports directly to CEO of the Company and will work in concert with other team members as needed.

Consultant ' s contact person is Zachary Bradford, the Consultant's manager.

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Exhibit D

CONSULTANT COMPENSATION

-  Base Fees: $240,000 annually; $20,000 paid monthly on the first, for the month of Services. (Base compensation to retroactively applied, as needed, for the calendar year ending December 31, 2019)

-	Direct Sales Commissions as defined below.
-	Incentive Compensation as defined below.

-   Health Care allowance (taxable compensation): The consultant will be paid $1,000 per month as an allowance for Healthcare benefits it will provide to its Manager.

Definitions:

•	Direct Sales Contact: To be considered the Direct Sales Contact for any customer, the Consultant must identify itself as such in the Company's CRM as promptly as possible. The Consultant must also provide written notice to the CEO or CFO of the Company no later than one week after the submission of a proposal to the customer, but if it is clear that the Consultant is the Direct Sales Contact for a customer, the failure to complete the above items will not waive the Consultant's right to a Direct Sales Commission. If there is any question as to who acted as the Direct Sales Contact for any sale, the CEO or CFO of the Company will work with all interested parties to assign a mutually-agreeable percentage of efforts value to the parties who jointly completed the sale and will split the commission on that basis in accordance with each party's commission schedule .

Direct Sales Commissions:

To earn the below commissions (the "Direct Sales Commissions" ), the Consultant must be classified as a Direct Sales Contact for the applicable customer or affiliate of the customer:

A commission of 2.0% will be earned on the gross revenues if the Consultant is listed as the Direct sales contact as defined above.

Incentive Compensation:

a) "Incentive Compensation" means 0.50% of total gross revenues of CleanSpark, Inc., the Company , and their affiliates, when collected.

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Commission Payments:

Direct Sales Commissions and Incentive Compensation (the "Commissions") shall be deemed earned upon the Company’s actual receipt of a Customer’s payment that is subject to a Commissions payment, whether such payment is made in whole or in part (i.e., whether such payment is a full payment or a partial payment).

Direct Sales Commissions shall be paid to Consultant on or near the 23rd of the month following the quarter in which the commissions were earned. Incentive Compensation will be paid on the last Friday of the month following the quarter in which the incentive was earned.

Expenses:

All reasonable business and travel expenses shall be reimbursed by the Company to the Consultant per the Company's Travel & Entertainment policy.

Performance Bonus:

Additional performance bonuses may be granted from time to time at the Board’s discretion.

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